Exhibit 10.1

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between PeerStream, Inc. (f/k/a Snap Interactive, Inc.), a Delaware corporation (the “Company”), and Judy Krandel (“Ms. Krandel” or “Consultant”). The Company and Consultant shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Ms. Krandel currently serves as an officer, employee, and stockholder of the Company and previously entered into an employment agreement with the Company dated November 14, 2016 (“Krandel Employment Agreement”);

WHEREAS, Ms. Krandel wishes to resign as an officer and employee of the Company as of May 6, 2019 (the “Effective Date”);

WHEREAS, the Company wishes to utilize certain services which can be performed by Ms. Krandel, and the Parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Ms. Krandel; and

WHEREAS, upon the Effective Date, the Krandel Employment Agreement will be automatically terminated and will have no further force or effect, and the Company will be under no obligation to make any further payments under the Krandel Employment Agreement, and Ms. Krandel shall likewise have no further obligations under the Krandel Employment Agreement, including but not limited to, any obligations under Section 6 through 11 of the Krandel Employment Agreement which are amended and superseded by this Agreement.

WHEREAS, Krandel and the Company desire to set forth certain agreements with respect to her separation of employment with the Company;

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Perform Consulting Services. The Company desires to secure the services of Consultant. The Company and Consultant acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone concerning the consulting services to be provided by Consultant to the Company.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Consultant as of the Effective Date. This Agreement’s stated term will begin on the Effective Date and will remain in effect until terminated in accordance with Section 9 (the “Advisory Period”).

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under Sections 6 through 12 of this Agreement shall survive any termination or expiration of this Agreement or the termination of Consultant’s services for any reason whatsoever.

4. Services to be Provided by Consultant.

(a) Position and Responsibilities. Consultant agrees to provide services to the Company as requested from time to time by the Company’s Chief Executive Officer (“CEO”) during the Advisory Period, which shall include, without limitation, the services identified in Exhibit A (Scope of Work) (the “Services”). The Parties understand that as an independent Consultant, Consultant shall control the method, means, and location of how and when she provides the Services. Consultant is not integral to the Company’s operations, nor exclusive to it, and is free to perform services for third parties, as long as such services do not violate any of the provisions of this Agreement, including without limitation, Section 8, below.

(b) Consultant’s Representations. Consultant represents to the Company that she is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Consultant is subject by entering into this Agreement or providing services under this Agreement’s terms.

5. Compensation for Services. As compensation for the services Consultant will perform under this Agreement, the Company will pay Consultant, and Consultant shall accept as full compensation, the following:

(a) i) Consulting Fee. As compensation for the Services to be rendered by Consultant from the Effective Date of this Agreement through the duration of the Advisory Period, the Company shall pay Consultant Five Thousand Dollars and Zero Cents ($5,000.00) (the “Consulting Fee”) each month, prorated for partial month during the term. Consultant shall invoice the Company at the end of each calendar month.

    ii) Change of Control Payment. In the event that a “change of control,” as defined below, takes place during the Advisory Period, or within thirty (30) calendar days of the termination or cessation of the Advisory Period for any reason, Consultant shall receive a gross payment of $50,000,00. A “Change in Control” shall mean the consummation of one or a series of related transactions pursuant to which (1) a Third Party (as defined below) acquires all or substantially all of the assets of the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions), (2) a Third Party acquires more than 50% of the voting stock of the Company, or (3) a Third Party acquires the ability to appoint a majority of the board of directors of the Company; provided, however, that the transaction (or the series of related transactions, as the case may be) must satisfy the requirements of a “change in the ownership of a corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” with respect to the Company under Section 409A of the Internal Revenue Code, Treas. Reg. Section 1.409A-3(i)(5) and any other regulations or guidance promulgated thereunder; and further provided, that in the event of a series of related transactions, the Change in Control shall occur upon the consummation of the final transaction. A “Third Party” shall mean a person or entity who is not a stockholder of the Company as of the date hereof, or an affiliate of such a stockholder.

    iii) Commissions: During the Advisory Period, if Consultant makes a commercial introduction to a third-party company representative for purposes of having said representative’s company utilize the Company’s secure communications business, and such introduction is new to the Company (i.e. that the Company did not already have contact with said company representative or their immediate colleagues), this shall be deemed a "Consultant Introduction." If any Consultant Introduction for calendar years 2019 and 2020 generates revenue for Company during the calendar year of the introduction or the following calendar year, Consultant shall be eligible for a sales commission of 2% of the GAAP revenue generated by that sale. For the avoidance of doubt, revenue from Consultant Introductions shall not be commissionable beyond December 31st of the calendar year following the calendar year of introduction, and at the time of termination of the agreement, no new Consultant Introductions will be accepted. Commissions are paid on GAAP revenue recognized by the company in its financial statements, and shall be paid quarterly within 30 days of the applicable quarterly financial filing date. The commission shall be deemed earned when the Company realizes the GAAP revenue generated by the sale. However, unless and until the Consultant Introduction generates at least $100,000 of GAAP revenue to Company, such Consultant Introduction shall not generate a 2% commission nor be considered earned. Note that Consultant Introductions may also include resellers who sell Company software to third parties, in which case the third party revenue to Company would be eligible to count towards a commission as described above.

    (iv) Option Agreement. On November 15, 2016 the Company and Ms. Krandel entered into an Option Award Agreement for the right to purchase 142,857 shares of Company stock at $4.55 per share (the “Option Agreement”). Subject to the approval of the Company’s Compensation Committee, as soon as practicable following the Effective Date, as defined below, the Company and Consultant will cancel the Option Agreement and enter into a Revised Option Agreement granting Ms. Krandel a stock option to acquire up to 142,857 shares of common stock at an exercise price equal to the greater of (i) $3.55 per share and (ii) the fair market value of the Company’s common stock on the date of grant (the “Revised Option Agreement”). If approved by the Compensation Committee, the Revised Option Agreement shall provide that such stock option shall vest as follows: (i) 50% of such stock option shall be fully vested on the date of grant, (ii) 25% of such stock option shall vest on May 15, 2019 and (iii) the remaining 25% of such stock option shall vest in 12 equal installments on the 15th day of each month, with the first tranche vesting on June 15, 2019 and the last tranche vesting on May 15, 2020.

(b) Expenses. Consultant represents that she possesses the tools and resources she needs to perform the Services and bears the cost of obtaining and maintaining such tools and resources. Unless the Company agrees in advance to pay for a particular expense, Consultant shall be responsible for all expenses incurred while performing the Services under this Agreement. For expenses incurred by Consultant that the Company has agreed in advance to pay for, Consultant shall submit to the Company a detailed expense report with copies of all receipts. The Company will pay and reimburse Consultant in accordance with the Company’s customary payment and reimbursement procedures.

(c) No Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits, except as may otherwise be required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.

(d) No Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant and that she shall be responsible for obtaining such coverage and/or being responsible for any injuries she incurs while providing the Services or any related work for the Company.

(e) Federal, State, and Local Taxes. Except as otherwise provided in the Second Amendments (as defined below) to the Restricted Stock Awards (as defined below), neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be an employee of the Company with respect to the Services performed under this Agreement for federal, state, or local tax purposes. The Company will report the amount it pays Consultant on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions and state or local law. Consultant agrees to fully indemnify, defend and hold harmless the Company and its members, managers, subsidiaries and affiliates, and the officers, directors, employees, independent Consultants, successors and assigns of each of the foregoing (together, the “Indemnified Persons”) against any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees, penalties, and interest), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any breach or failure, and the resulting tax ramifications thereof, of Consultant, to comply with or otherwise satisfy the requirements of being an independent Consultant.

6. Trading Restrictions. Unless otherwise agreed to in writing by the Company, for the duration of the Advisory Period (the “Trading Restrictions Period”), Consultant will be prohibited from selling or transferring any securities of the Company held by Consultant (including securities acquired after the date hereof), unless such sales are in compliance with (i) the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, as amended (“Rule 144”), applicable to sales of common stock by “Affiliates” (as defined in Rule 144) of the Company and (ii) the Company’s Regulatory Compliance & Insider Trading Policy in effect as of the Effective Date (the “Insider Trading Policy”).

7. Confidential Information.

(a) Confidential Information. The Company (i) may provide Consultant with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and may place Consultant in a position to develop and have ongoing access to Confidential Information of the Company only if necessary for Consultant to perform the services under this Agreement, (ii) may entrust Consultant with business opportunities of the Company, and (iii) may place Consultant in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i) Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Consultant, individually or in conjunction with others during the period Consultant performs Services for the Company;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Consultant individually or in conjunction with others during the Advisory Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which Consultant acquired as a result of her performing Services for the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

(vii) Any other information that Consultant acquired as a result of her performing Services for the Company and which Consultant has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Consultant understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

(b) Disclosure Of Confidential Information. Consultant agrees that she shall hold all Confidential Information of the Company in trust for the Company and shall not during the Advisory Period or after she ceases to provide Services for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during the Advisory Period to provide Services on behalf of the Company. Consultant shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

(c) Return Of Information. Upon termination of the Advisory Period, or at any earlier time as directed by the Company, Consultant shall immediately deliver to the Company any and all Confidential Information that Consultant acquires or creates during the term of this Agreement and any copies of any such documents/information. Consultant shall not retain any originals or copies of any documents or materials related to the Company’s business, which Consultant came into possession of or created as a result of her performing Services for the Company during the term of this Agreement. Consultant acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of the Advisory Period, or at any time earlier as directed by the Company, Consultant shall immediately deliver to the Company any property of the Company in Consultant’s possession.

(d) Authorized Use of Trade Secrets/ Confidential Information. Notwithstanding the foregoing, Consultant understands that Consultant may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Consultant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Consultant divulge, disclose or make accessible such information. The Company hereby notifies Consultant in accordance with the Defend Trade Secrets Act of 2016 that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Consultant that if Consultant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.  Non-Solicitation and Non-Disparagement. In consideration for (i) the Company’s promise to provide Confidential Information to Consultant, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Consultant, and (iii) the compensation provided by the Company to Consultant, and (iv) to protect the Company’s Confidential Information, Consultant agrees to enter into the following covenants.

For purposes of this Agreement:

“Business” means the business of establishing and/or providing online dating services or other service that directly compete with the services offered by the Company and with which Consultant was directly involved as a Consultant to the Company.

(a) Non-Solicitation. Consultant agrees that, during the Advisory Period and for the periods set forth below, other than in connection with her duties under this Agreement, Consultant shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i) For a six (6) month period following the end of the Advisory Period, solicit business from, interfere with, attempt to solicit business with, do business with, or provide services to (collectively, “Restricted Activity”): a) any customer, referral source and/or sponsor of the Company (a “Restricted Party”) with whom the Company did business or who the Company solicited within one (1) year proceeding the Restricted Activity; b) any Restricted Party who or which: (1) Consultant contacted, called on, serviced or did business with during the Advisory Period or during her employment with the Company; or who or which (2) Consultant learned of as a result of either her employment or Consultant’s performance of Services for the Company; or (3) about whom Consultant received Confidential Information. This restriction in this Section 8(a)(i) applies only to the Business (as defined above) of the Company or any affiliate thereof and does not apply to general service providers (such as payment processors); or

(ii) For a twelve (12) month period immediately following the end of the Advisory Period, solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

(b) Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Consultant agrees that during the Advisory Period and thereafter, Consultant shall not in any way, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining, disparaging, libeling or defaming the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, officers, directors, agents, representatives or employees, past or present. The Company also agrees that during the Advisory Period and thereafter, the Company shall not in any way, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining, disparaging, libeling or defaming the Consultant or her business or business practices, products or services, agents or representatives, past or present.

(c) Tolling. If Consultant violates any of the restrictions contained in this Section 8 (other than subsection (b) of this Section 8), the applicable restricted period shall be extended by any and all periods during which Consultant is found to be in breach of such restrictions by a court of competent jurisdiction.

(d) Remedies. Consultant acknowledges that the restrictions contained in Sections 7 and 8 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 7 and 8 of this Agreement would result in irreparable injury to the Company. In the event of a breach by Consultant of Sections 7 or 8 of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining Consultant from the commission of any breach. In any such action by the Company, the Company and the Consultant shall each be responsible for their respective legal fees, expenses and costs.

(e) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Consultant acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. Consultant acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Consultant has been engaged in the business of the Company, Consultant’s reputation in the markets for the Company’s business and Consultant’s relationship with the suppliers, customers and clients of the Company.

9. Termination of Agreement. The consulting relationship between Consultant and the Company created under this Agreement shall terminate upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement shall be terminated effective on the death or permanent disability of Consultant. For this purpose, “permanent disability” shall mean that Consultant is, by reason of any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician mutually selected by the Company and Consultant.

(b) Termination by Company or Resignation by Consultant. The Company shall have the option to terminate Consultant’s Services for convenience during the Advisory Period, effective upon thirty (30) days written notice of such termination to Consultant, but such notice may be delivered no sooner than sixty (60) days following the Effective Date. The Consultant also shall have the option to terminate her performance of Services during the Advisory Period for any reason, upon 15 business days written notice to the Company.

10. Compensation Upon Termination.

(a)  Upon the termination of Consultant’s performance of Services under this Agreement before the expiration of the stated term in this Agreement, Consultant shall be entitled to the following within thirty (30) days of such termination: (i) any unpaid portion of the Consulting Fee set forth in Section 5(a) above; and (ii) any previously authorized but unreimbursed business expenses

Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Consultant is participating at the time of termination of this Agreement, Consultant’s rights and benefits under each of these plans or programs shall be determined in accordance with the terms, conditions, and limitations of the respective plan or program, and any separate agreement executed by Consultant related thereto which may then be in effect.

(b) Penalty for Breach of Covenants. For any period of time that Consultant is in breach of Section 7 or Section 8, the Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

11. Release

a) In consideration of the mutual promises made herein, and the Revised Option Agreement, which Krandel acknowledges to be good and valuable consideration, Krandel, on behalf of herself, her heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company, its current and former owners, investors, contractors, partners, parents, divisions, subsidiaries, affiliated entities, divisions and/or related companies, and its and/or their present and former agents, employees, officers, directors, attorneys, stockholders, employee benefit plans, plan fiduciaries, successors and/or assigns (collectively the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Krandel has, had, or may have against any of the Released Parties relating to or arising out of her past employment or separation from employment with the Company, up to and including the Effective Date. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, county, international or local laws, of any jurisdiction, including any laws that prohibit sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation. This Agreement specifically includes, but is not limited to, claims under the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act (“ADAAA”), the Family and Medical Leave Act of 1993 (“FMLA”), Title VII of Civil Rights Act of 1964 (“Title VII”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Sarbanes Oxley Act (“SOX”), the Employee Polygraph Protection Act (“EPPA”), the Genetic Information Non-Discrimination Act (“GINA”), the Uniform Services Employment and Re-employment Rights Act (“USERRA”), the Worker Adjustment Retraining Notification Act (“WARN”), the Lilly Ledbetter Fair Pay Act, the New York State Human Rights Law, the New York State Employment Relations Act, the New York State Labor Law, the New York Whistleblower Laws, the New York Equal Rights Law, the New York Wage Payment Act, the New York City Human Rights Law, and any and all other federal, state, county, or local laws, ordinances, or regulations addressing the relationship between employees and employers. By signing this Agreement, Krandel represents that she has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties, with any governmental agency or court and that Krandel will not bring any legal action against any of the Released Parties at any time hereafter for any matter, claim, or incident, known or unknown, that occurred or arose out of occurrences on or prior to the date Krandel executes this Agreement; provided, however, that this paragraph shall not limit Krandel from filing a claim or lawsuit for the sole purpose of enforcing her rights under this Agreement and shall not prevent Krandel from filing (but will prevent Krandel from receiving any money damages based on) a charge with the Equal Employment Opportunity Commission or any similar governmental agency.

b) Krandel warrants that she has not filed any complaint, charge or claim for relief (collectively, a “Lawsuit”) against any of the Releasees with any local, state or federal court or administrative agency. Krandel promises never to file a Lawsuit asserting any claims that are released in Paragraph 11(a). Nothing in this Agreement shall prevent Krandel from participating in or cooperating with any investigation or administrative proceeding conducted by the New York State Division of Human Rights, the Equal Employment Opportunity Commission, or any other state or federal administrative agency. However, in the event that a Lawsuit against any of the Releasees is filed with or instituted by any such agency, Krandel expressly waives and shall not accept any monetary damages or award arising from said Lawsuit. Additionally, nothing in this Agreement prohibits or restricts her (or her attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation. This Agreement does not limit Krandel’s right to receive an award for information provided to the SEC or FINRA. If Krandel breaks her promise set forth in this Paragraph, she will pay for all costs incurred by the Releasees, including their reasonable attorneys’ fees, in defending against your claims. Krandel shall also lose any benefits provided in exchange for this Release, including the Repricing. This Paragraph does not apply to a claim under the Older Workers’ Benefit Protection Act (OWBPA) challenging the validity of the release of ADEA claims in Paragraph 11(a).

c) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) Krandel will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)  If Krandel files a lawsuit for retaliation by the Company for reporting a suspected violation of law, she may disclose the Company’s trade secrets to her attorney and use the trade secret information in the court proceeding if she: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

d)  Krandel understands that the Company has given her a period of twenty-one (21) days to review and consider this Agreement before signing it. Krandel further understands that she may use as much of this twenty-one-day period as she wishes prior to signing.

e) The Company has encouraged Krandel to consult with an attorney before signing this Agreement and she has done so.

f) Krandel may revoke this Agreement within seven (7) days of the date on which she signs it by delivering a written notice of revocation to Joshua Zuckerberg, at Pryor Cashman LLP, 7 Times Square, New York, New York 10036, no later than the close of business on the seventh day after she signs and deliver this Agreement to the Company. If Krandel revokes this Agreement, it shall not be effective or enforceable, and she will not receive the benefits provided in the Repricing.

12. Other Provisions.

(a) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Consultant; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this Section 12(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to this Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of employment.

(c) Severability and Reformation. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Consultant hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 12(c).

(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Consultant:

Judy Krandel

15 Sichel Court

West Orange, NJ 07052

If to the Company:

PeerStream, Inc.

122 East 42nd Street

New York, NY 10168

(e) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of her or its obligations specified in this Agreement or reasonably implied from this Agreement’s terms.

(f) Publicity and Advertising. Consultant agrees that the Company may use her name, picture, or likeness for any advertising, publicity or other business purpose at any time during the Advisory Period and may continue to use materials generated during the Advisory Period for a period of six (6) months thereafter. The use of Consultant’s name, picture, or likeness shall not be deemed to result in any invasion of Consultant’s privacy or in violation of any property right Consultant may have; and Consultant shall receive no additional consideration if her name, picture or likeness is so used. Consultant further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of her name, picture or likeness by the Company shall be and are the sole property of the Company.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(i) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement, and supersedes all prior employment-related or consulting agreements by and between the Company and the Consultant. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Consultant acknowledges and represents that in executing this Agreement, she did not rely, and has not relied on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

(k) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l) Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

(m) Indemnification. Consultant shall indemnify, defend, and hold harmless the Company, and all its affiliated entities, including, without limitation, and any parent, subsidiary or division, and their officers, directors, consultants, shareholders, representatives, and West (collectively “Entities”) from and against any and all charges, damages, costs, expenses (including, without limitation, reasonable counsel fees and disbursements), judgments, penalties, claims, liabilities, or losses of any kind or nature whatsoever which may be sustained or suffered by or secured against any of them, by reason of, based upon, or relating, to any breach of this Agreement or claim, action, or proceeding asserted or instituted relating to Consultant’s provision of the Services or any services under this Agreement, or any conduct by Consultant which affects or causes harm to a third party or the Company. The Company shall indemnify Consultant for any claim, action, or proceeding asserted or instituted by a third-party and relating to any act or omission of Consultant that was undertaken in good-faith, within the scope of her duties, and which was done or omitted without neglect and/or which satisfied her fiduciary duties. The Company’s indemnification obligation does not pertain to any actions or disputes between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

PEERSTREAM, INC.

By:	/s/ Alexander Harrington
	Name:	Alexander Harrington
	Title:	Chief Executive Officer

Dated:	April 29, 2019

CONSULTANT:

/s/ Judy Krandel
Judy Krandel

Dated:	April 29, 2019

EXHIBIT A

●	IR Strategy:

o	Planning and logistics for investor meeting and conference schedule

o	Coordination with IR firm

o	Press release schedule and themes

o	Management of investor email list

o	Relationship building with investment banks and research firms

●	Merger Partners: Identify and introduce screened public and private companies based on agreed criteria

●	Business development and customer prospecting for Secure Communications

●	Approximately 10-15 hours per week, performed remotely unless otherwise specified by Jason Katz or Alex Harrington